Exhibit 10-8

As Amended and Restated Effective January 1, 2001

ENERGY EAST CORPORATION
ANNUAL EXECUTIVE INCENTIVE PLAN

I.          Plan Objective

The objective of the Annual Executive Incentive Plan (the "Plan") is to provide executives and certain other key employees of Energy East Corporation (the "Company") and its Affiliates with the opportunity to earn annual incentive compensation through superior management performance. Exceptional performance will promote the future growth and success of the Company and enhance the linkage between employee and shareholder interests.

II.          Definitions

Wherever used in the Plan, unless the context clearly indicates otherwise, the following words and phrases shall have the meanings set forth below:

A.          "Affiliate" shall mean any company which qualifies as a "subsidiary corporation" or "parent corporation" of the Company under Section 424 of the Code, or any successor provision, or any other entity in which the Company owns, directly or indirectly, fifty percent (50%) or more of the equity.

B.          "Board" shall mean the Board of Directors of Energy East Corporation.

C.          "Chairman" shall mean the Chairman of Energy East Corporation.

D.          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

E.          "Earnings Per Common Share (Earnings)" shall mean the Company's annual net income reduced by preferred stock dividends and divided by the average common shares outstanding during the year.

F.          "Level of Achievement" shall mean the Participant's achievement of a Participant's individual objective for the Performance Period expressed as a percentage, ranging from zero to 100%.

G.          "Maximum Earnings Level" shall mean the level of Earnings Per Common Share at which a maximum award may be earned.

H.          "Participant" shall mean an individual who has satisfied the eligibility requirements of Article IV hereof.

I.          ."Performance Period" shall mean the period commencing January 1 and ending December 31 of the same calendar year for which performance is being measured.

J.          "Plan" shall mean the Energy East Corporation Annual Executive Incentive Plan as embodied herein and as amended from time to time.

K.          "Threshold Earnings Level" shall mean the minimum level of Earnings Per Common Share at which an award may be earned.

III.          Administration

The Plan shall be administered by the Executive Compensation and Succession Committee of the Board or such successor committee as may be appointed by the Board to administer the Plan (the "Committee"). The Committee shall be composed of such members as shall be appointed from time to time by the Board. No member of the Committee while serving as such shall be eligible for participation in the Plan.

Except as otherwise provided in this Plan, decisions and determinations by the Committee shall be final and binding upon all parties. The Committee shall have the authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, and to make any other determinations that it believes necessary or advisable for the administration of the Plan.

IV.          Eligibility

Eligibility for participation in the Plan is limited to the Chairman of the Company and to officers and other key employees of the Company and its Affiliates who are approved for participation by the Chairman. In determining the individuals who will participate in the Plan, the Chairman shall take into consideration the individual's present and potential contribution to the growth and success of the Company, the individual's position and performance, as well as market practices, and such other factors as the Chairman may deem proper and relevant. Individuals who are participants in any other annual incentive compensation plan provided by the Company or any of its affiliates are not eligible to participate in the Plan. The Chairman shall be a member of Group I. Other Participants shall be grouped at the discretion of the Chairman into Groups II through VII.

In the event that, during the Performance Period, an employee becomes eligible for participation in the Plan, incentive awards payable under the Plan will be determined based on length of participation in the Plan measured retroactively from the first day of the month in which the employee becomes eligible for participation in the Plan.

In the event that, during the Performance Period a Participant changes from one eligibility group to another, incentive awards payable under the Plan will be prorated based on length of participation in each eligibility group measured from the first day of the month coinciding with or following the Participant's change in eligibility.

If during any Performance Period a Participant ceases to be an employee of the Company or any of its Affiliates for any reason, other than disability, retirement or death, such Participant shall not be entitled to receive an award for such Performance Period unless otherwise determined by the Committee in its sole discretion. In the event that, during a Performance Period a Participant ceases to be an employee of the Company or an Affiliate by reason of a transfer of employment to another Affiliate of the Company or to the Company, such Participant will continue to be eligible to receive an award for such Performance Period. In the event of disability, retirement or death, the Participant (or his or her successor in interest) shall be entitled to a prorated award based on the number of full months of participation.

Participation in the Plan precludes a Participant's eligibility in any other annual incentive compensation plan provided by the Company and its Affiliates. Individuals entering the Plan during a Performance Period remain eligible to receive prorated awards under other annual incentive compensation plans provided by the Company and its Affiliates for periods prior to their participation in the Plan.

V.          Performance Measurement and Criteria

The Plan uses the financial performance measure of Earnings Per Common Share (Earnings) in determining whether incentive awards may be earned by Participants. A Threshold Earnings Level, a Maximum Earnings Level and individual objectives for each Participant will be established for each Performance Period. The Threshold Earnings Level must be achieved by the Company in order for Participants to be eligible for incentive awards. The actual Earnings level achieved at or above Threshold Level will then be used to determine the Participant's Incentive Level Percentage in accordance with the provisions of Article VII. A Participant's actual award will also depend on the Participant's Level of Achievement of the Participant's individual objectives for the Performance Period, as further set forth in Article VII.

VI.          Objective Setting

A.          Corporate

Performance objectives will be established annually (or for an individual who becomes eligible to participate in the Plan while a Performance Period is in progress in accordance with Item C below) upon a recommendation of the Chairman which recommendation shall be reviewed by the Committee and approved by the Board. Performance objectives will be established annually for the Chairman upon a recommendation by the Committee which shall be approved by the Board.

Notwithstanding paragraph C below, the Board may establish additional or substitute performance objectives at any time during a Performance Period; provided that such objectives shall not reduce any awards to which the Participant may be entitled in connection with previously established objectives without the Participant's consent.

B.          Adjustments

The Committee may adjust the size of incentive awards in its discretion for extraordinary events if it determines that such adjustment is necessary for the benefit of the Company. All determinations of the Committee pursuant to this Article VI, Section B shall be submitted to the Board for approval.

C.           Timing

The Threshold and Maximum Earnings Levels and the individual objectives for each Participant for the yearly Performance Period are to be established not later than the end of February, retroactive to the first of that year. Performance objectives for individuals who become eligible to participate in the Plan while the yearly Performance Period is in progress are to be established at such time as the Committee determines it necessary for the benefit of the Company.

VII.          Determination of Incentive Award

At the conclusion of each Performance Period a determination will be made by the Committee as to the Earnings level achieved by the Company. The achievement of an Earnings level at or above the Threshold Earnings Level is the first step in qualifying Participants for an incentive award.

Each Participant has Threshold and Maximum Incentive Level Percentages assigned to the Participant's Group, based on that Group's potential impact on the Company's performance. The Threshold and Maximum Incentive Level Percentages by Group are as follows:

Group	Threshold Incentive Level Percentages	Maximum Incentive Level Percentages

I	100%	200%
II	85%	170%
III	70%	140%
IV	55%	110%
V	45%	90%
VI	35%	70%
VII	20%	40%

A Participant's Incentive Level Percentage will depend on the Earnings level achieved by the Company for each Performance Period. If only the Threshold Earnings Level is achieved, the Participant's Incentive Level Percentage will be the Threshold Incentive Level Percentage for the Participant's Group. If the Maximum Earnings Level is met or exceeded, the Participant's Incentive Level Percentage will be the Maximum Incentive Level Percentage for the Participant's Group. When the Earnings level achieved by the Company is greater than the Threshold Earnings Level but less than Maximum Earnings Level, the Participant's Incentive Level Percentage will be calculated based on a corresponding interpolation between Threshold and Maximum Incentive Level Percentages for the Participant's Group.

Each Participant will be assigned individual objectives for the Performance Period which will be used to measure individual performance. Each individual objective will also be assigned a relative weight. To determine the Incentive Award Percentage to be used in calculating a Participant's Incentive Award, the weight of each individual objective will be multiplied by the Participant's Level of Achievement for that objective. The resultant Incentive Award Percentages for each individual objective will then be aggregated to determine the Participant's Incentive Award Percentage. The following is an example of the calculation of an Incentive Award Percentage for a Group IV Participant at the Threshold Incentive Level Percentage:

	Threshold Incentive Level Percentage		Level of Achievement		Incentive Award Percentage

Individual Objective 1	20%	x	100%	=	20%
Individual Objective 2	20%	x	50%	=	10%
Individual Objective 3	15%	x	100%	=	15%
	55%				45%

To calculate an Incentive Award for a Participant, the Participant's cumulative Incentive Award Percentage will be multiplied by the Participant's annual base salary as of the last day of the Performance Period. The Incentive Award will be rounded to the nearest whole dollar amount.

The Committee's determination of incentive awards will be submitted to the Board for approval. Final determination of incentive awards will be made by the Board not later than the end of February following the end of each Performance Period. Distribution of incentive awards will be made as soon thereafter as practical.

VIII.          Incentive Award

Incentive awards will be granted in cash. Participants may elect, during the year preceding the performance period, to defer up to 100% of any potential incentive award pursuant to the Company's Deferred Compensation Plan for Salaried Employees or applicable Affiliate plan. Incentive awards payable under the Plan will not be considered as a component of regular earnings or base compensation for any purpose.

IX.          Effective Date

This Plan shall be effective as of January 1, 2001.

X.          Miscellaneous

The Board may at any time suspend, terminate, modify or amend this Plan.

No Participant shall have any claim or right to be granted an award under this Plan. Participation in the Plan shall not be deemed an employment contract.

The Company and its Affiliates shall have the right to deduct from the cash incentive awards made pursuant to this Plan any taxes required by law to be withheld with respect to such cash payments.

In the case of a Participant's death, an incentive award shall be made to his or her designated beneficiary, or in the absence of such designation, by will or the laws of descent and distribution.

Except as set forth in the preceding paragraph, a Participant's rights and benefits under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, attachment, execution or levy of any kind, either voluntary or involuntary, including any such liability which arises from the Participant's bankruptcy or for the support of a spouse or former spouse or for any other relative of the Participant prior to the incentive award actually being received by the person eligible to benefit under the Plan. Any attempt at such prohibited anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, attachment, execution or levy, shall be void and unenforceable except as otherwise provided by law.

XI.          Payments Upon a Change in Control

A.  Calculation of Payments

Notwithstanding any other provisions hereof (including, without limitation, Article VIII hereof), if a Change in Control (as defined in Section B of this Article XI) shall occur, the following shall be paid, in cash, no later than the tenth (10th) day following such Change in Control:

i)  all incentive awards for any completed fiscal year of the Company which preceded the Change in Control, which awards have been finally determined but not yet either (x) distributed or (y) deferred pursuant to the Company's Deferred Compensation Plan for Salaried Employees or applicable Affiliate plan,

ii)  if, at the time of the Change in Control, the Board has not yet finally determined the incentive awards with respect to the fiscal year of the Company immediately preceding the fiscal year in which the Change in Control occurs, an incentive award with respect to such fiscal year, determined by the Board in accordance with the provisions of the preceding Articles hereof, and

iii)  an incentive award with respect to the fiscal year of the Company in which the Change in Control occurs which shall be calculated by (x) assuming that the Threshold Earnings Level for such fiscal year has been achieved and that a Participant's Level of Achievement for each individual objective is one hundred percent, and (y) multiplying the result so obtained by a fraction the numerator of which is the number of days elapsed from the beginning of such fiscal year until the Change in Control and the denominator of which is three hundred and sixty-five (365). Notwithstanding anything contained herein to the contrary, following a Change in Control, the Plan shall continue in full force and effect, and a Participant shall be entitled to receive an additional incentive award with respect to the fiscal year in which the Change in Control occurs, equal to the excess (if any) of the amount of the incentive award for such year, determined in accordance with Article VII hereof, over the amount paid pursuant to the preceding provision of this paragraph (iii).

B.          Definition of a Change in Control

A "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

i)  any Person (as defined in this Section B) is or becomes the Beneficial Owner (as defined in this Section B), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of Company's then outstanding securities; or

ii)  during any period of two consecutive years (not including any period prior to January 1, 2001), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (iii) or (iv) of this Change in Control definition or a director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitations of proxies or consents by or on behalf of a Person other than the Board) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

iii)  the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

iv)  the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

For purposes of the definition of Change in Control in this Section B:

"Beneficial Owner" shall have the meaning defined in Rule 13d-3 under the Exchange Act.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

"Person" shall have the meaning given in Section 3(a) (9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (i) the Company or any of its affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

XII.          Plan Administration After a Change in Control

Notwithstanding any other provisions of the Plan (including, without limitation, Articles VI (B) and X hereof), upon and after the occurrence of a Change in Control, neither the Board, nor the Committee shall be authorized to, and no termination, suspension, modification or amendment of the Plan shall be permitted to, amend or modify the terms and provisions (including, without limitation, the payment provisions) of any incentive awards theretofore made to Participants in any way which adversely affects the rights of such Participants.